Exhibit 5.1

September 29, 2020

Boyd Gaming Corporation

3883 Howard Hughes Parkway

Ninth Floor

Las Vegas, NV 89169

Re:     Registration Statement Form S-8

2020 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) by Boyd Gaming Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,500,000 shares of the Company’s common stock, $0.01 par value (the “Plan Shares”), which will be issuable under the Company’s 2020 Stock Incentive Plan (the “Plan”).

In connection with our review, we have examined the Registration Statement, proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such other documents and certificates as we have deemed necessary to render this opinion. As to certain matters of fact that are material to our opinion, we have relied upon the representations, warranties, and statements of fact of the Company contained the Registration Statement and on certain factual statements contained within a certificate of an officer of the Company issued to us in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as copies thereof. We have further assumed receipt by the Company of the full amount of the consideration for which the board of directors of the Company authorized the issuance of the Plan Shares, which consideration is not less than the aggregate par value of the Plan Shares covered by each such issuance; compliance with the Plan by the Company and the holder of the Plan Shares acquired pursuant to the Plan; and that the Company has complied with all securities laws and regulations and “blue sky” laws applicable to the issuance of the Plan Shares. Our opinions set forth below are limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Sincerely,

/s/ MCDONALD CARANO LLP

McDonald Carano LLP